Exhibit 10.30

          Agreement on the Joint Development of Cross Bred Corn E Yu 10

Party A: HUBEI PROVINCE SHIYAN AGRICULTURE SCIENCES INSTITUTE

Party B: BEIJING ORIGIN SEED LIMITED

WHEREAS,

The Agreement on the Joint Development of New Cross Bred Corn E Yu 10 between Party A and Party B was expired on December 31,2004. Based on the prior cooperation, after friendly negotiations, with respect to the further joint development of E Yu 10 ("this Variety"), Party A and Party B hereby agree as follows:

Article 1. Implementary Method and Sales of this Variety

1.1 Besides Party A has the right to produce and sale this Variety, Party A licenses Party B the right to produce and sale E Yu 10. Party A shall not license the right to produce and sale this Variety to any other party.

1.2 The implementary method adopted by the parties for this Variety as follows:

      To produce directly by themselves (including their branch offices) or to appoint a producing entity to produce this Variety on behalf of the parties; in the event of appointing a producing entity to produce this Variety, and shall not permit the producing entity to produce this Variety on behalf of itself.

      In the event of sales this Variety, shall sale on behalf of the parties and/or by their trademark or package, and shall not permit any other party to sale this Variety on behalf of itself and/or by its trademark or package.

      The activity that any other entity or individual resale this Variety purchased from Party A or Party B shall be treated as the daily operating activity of Party A or Party B.

1.3 Party A and Party B carry their marketing development activities through their own sales channels and in the Variety names "E Yu 10" and "Lin Ao 4 (E Yu 10)" respectively.

      "Their own sales channels" in this provision refers to the parties' direct sales or producing, processing and packaging this Variety's productions and providing to their distributors directly. The first level distributors of the parties can sale their purchased seeds through their own channel.

1.4 For the purpose of regulating the market operation and maintaining the market system, the parties agree to call a meeting for coordinating market before annual market start-up (October 10), by this means to agree on the sales price and channel and supervise each other to implement.

Article 2. Upholding the Rights and Cracking down on Counterfeiting Offenses

2.1 Both parties have the responsibilities of upholding the right and cracking down on counterfeiting offenses to this Variety.

2.2 Party A grant Party B to carry on the responsibility of upholding the rights and cracking down on counterfeiting offenses over the whole country's producing bases (including parental propagation, producing seeds); this Agreement could be presented to enforcement office as the proof of Party B's upholding the rights and cracking down on counterfeiting offenses; Party A carries on the responsibility of upholding the rights and cracking down on counterfeiting offenses over the whole country's sales market; All cases of infringements of producing right detected by each party shall be delivered to Party B, and all cased of infringements of sales right or counterfeits shall be delivered to Party A; Both parties shall settle down their responsible cases (The standard for cracking down on counterfeiting offenses over the producing bases is neither entering markets nor entering litigation process; the standard for cracking down on counterfeiting offenses over the sales market is not to sale this Variety any more); in the event that the full efforts are not applied to upholding the rights and cracking down on counterfeiting offenses, this party shall pay the other party 10,000 RMB for each time's damage.

2.3 the cost of upholding the rights and cracking down on counterfeiting offenses and the beneficial interest shall refer to the principle of " who is the party to uphold the rights and crack down on counterfeiting offenses, it is the party to attribute it, then it is the beneficiary".

2.4 In all activities of upholding rights and cracking down on counterfeiting offenses, both parties shall act in the interests of both parties, support each other, assistant each other and ensure the succeed of upholding rights and cracking down on counterfeiting offenses.

Article 3. Producing seeds

3.1 In the term of this Agreement, Party B shall take the full responsibility of the reproducing of Party B self-used parental inbredline seeds, however, in accordance with the second year's dosage of production, Party B shall pay the parental fee (8 RMB/Kg) to Party A;

3.2 Party B shall reproduce parentalal inbredline on behalf of Party A, Party A pay Party B the cost of parental inbredline.

3.3 In the term of this Agreement, the cross bred seed of this Variety shall be produced by Party B and guarantee the qualification of the seeds.

3.3 Both parties shall hold a meeting for producing coordination before February 10 every year, They shall report and confirm the Cross Bred Seed's Production Plan respectively, propose the following year's seed production plan and the required quantity of parental seeds plan.

Article 4. The Charge for Using This Variety

4.1 Party B shall pay the charge for using this Variety on time; in the term of this Agreement both parties shall enjoy the right of using this Variety equally;

4.2 The charge for using this Variety shall base on the sales revenue upon the rate of 0.65 RMB/Kg.

4.3 Once every year's sales is closed, Party B shall report the quantity sold and the quantity of parental seeds used in the last year to Party a in writing, and after Party A confirm it in writing, all payment shall be paid in 7 working days.

4.4 Party B shall report Party A the actual area for parental propagation and producing seeds; at the same time Party A can inspect the production area and quantity of sales and Party B shall fully cooperate with Party A.

Article 5. Liabilities for Breach of this Agreement

5.1 Party A guarantee that it will not license the right of using this Variety to any third party, otherwise Party A will afford the direct economic loss and receivable benefit's loss to Party B; the formula for receivable benefit is: other party's quantity of production or quantity of sales X half a kilogram of this Variety's sales revenue of Party B.

5.2 Party B shall fully pay the using fee of this Variety to Party that it is due to pay, and the fine for delaying payment to Party A is 0.5 percentage of the amount per day.

Article 6. Miscellaneous

6.1 Both parties shall keep confidential to their knowledge of the other party's trade secrets such as production plan and market launch for this Variety and its parental autocopulation.

6.2 The period of validity of this Agreement is three operating year, it is from January 10, 2005 to January 10, 2008 (the actual period for implement of this Agreement is until the seeds produced in 2007 be sold out).

6.3   Any other matters shall be revolved by the Parties through consultation.

6.4 This Agreement includes four counterparts and each party holds two of them, and all of them will be effective on the executive date.

Party A: Song Xianxin
Legal Representative
Date: January 25, 2005

Party B: Huang Xilin
Legal Representative
Date: January 25, 2005